Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

Easy Skills Technology Limited	Hong Kong
Skillful Craftsman Network Technology (Wuxi) Co., Limited	PRC
Wuxi Kingway Technology Co., Ltd.	PRC